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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO. ______________)*


                               USWeb Corporation
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  Common Stock
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                  917327 10 8
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

                               Page 1 of 6 Pages

-----------------------                                  ---------------------
  CUSIP NO. 917327 10 8                 13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Crosspoint Venture Partners

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0- Shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,793,719 Shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0- Shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,793,719 Shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,793,719

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                                               Page 3 of 6 Pages


CUSIP No. 917327 10 8
         ------------

ITEM 1.
     (a)  Name of Issuer      USWeb Corporation

     (b)  Address of Issuer's Principal Executive Offices

          2880 Lakeside Drive
          Santa Clara, CA 95054


ITEM 2.
     (a)  Name of Person Filing  Crosspoint Venture Partners

     (b)  Address of Principal Business Office or, if none, Residence

          Crosspoint Venture Partners
          18552 MacArthur Blvd., Suite 400
          Irvine, CA 92715

     (c)  Citizenship                         California

     (d)  Title of Class of Securities        Common Stock

     (e)  CUSIP Number                        917327 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:
     (a)  [_] Broker or Dealer registered under Section 15 of the Act
     (b)  [_] Bank as defined in section 3(a)(6) of the Act
     (c)  [_] Insurance Company as defined in section 3(a)(19) of the Act
     (d) [_] Investment Company registered under section 8 of the Investment Company Act
     (e) [_] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
     (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see (S)240.13d-1(b)(1)(ii)(F)
     (g) [_] Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(G) (Note: See Item 7)

                                                               Page 4 of 6 Pages

CUSIP No. 917327 10 8
         ------------

     (h)  [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP
     (a)  Amount Beneficially Owned  1,793,719
     (b)  Percent of Class           5.5%
     (c)  Number of shares as to which such person has:
          (i)      sole power to vote or to direct the vote                 0
          (ii)     shared power to vote or to direct the vote       1,793,719
          (iii)    sole power to dispose or direct the
                   disposition of                                           0
          (iv)     shared power to dispose or direct the
                   disposition of                                   1,793,719

The following General Partners individually and in aggregate control and are the beneficial owners of the above-mentioned shares:

     Robert Hoff
     Donald B. Milder
     John B. Mumford
     Richard Shapero
     Seth Neiman


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [_].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable

                                                               Page 5 of 6 Pages

CUSIP No. 917327 10 8
         ------------

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable

                                                               Page 6 of 6 Pages

CUSIP No. 917327 10 8
         ------------

ITEM 10.
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    February 6, 1998
                                    -------------------------------------------
                                                   Date


                                    /s/ Robert Hoff
                                    -------------------------------------------
                                                      Signature


                                    Robert Hoff, General Partner
                                    -------------------------------------------
                                                     Name/Title